UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
BALLY TOTAL FITNESS HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
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     ☐ Fee paid previously with preliminary materials.
     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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     2) Form, Schedule or Registration Statement No.:
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     4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
Attached hereto as Exhibit A is a copy of Bally’s press release issued on January 12, 2006.
Attached hereto as Exhibit B is a copy of the January 5, 2006 Bally settlement proposal referenced in the January 12, 2006 press release.
Important Additional Information Filed with the SEC
On December 27, 2005, as amended on January 9, 2006, Bally filed a definitive proxy statement with the SEC. The proxy statement was mailed to Bally stockholders on December 28, 2005. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC”) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S DEFINITIVE PROXY STATEMENT DATED DECEMBER 27, 2005, AS AMENDED ON JANUARY 9, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

Exhibit A

Contact:	BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.ballyfitness.com
Investors: Janine Warell, (773) 864-6897
Media: Matt Messinger, (773) 864-6850
Additional Investor Contacts:
Jeanne Carr/Dan Burch of MacKenzie Partners
(212) 929-5748
(212) 929-5916
FOR IMMEDIATE RELEASE
BALLY TOTAL FITNESS COMMENTS ON PARDUS’ LETTER RESPONDING TO THE COMPANY’S SETTLEMENT PROPOSALS
CHICAGO, January 12, 2006 – Bally Total Fitness (NYSE: BFT), the nation’s leader in health and fitness, today commented on today’s letter from Pardus Capital Management, its largest shareholder, and once again encouraged shareholders to support the Board and management as they consider their proxy vote before the January 26 shareholders meeting.
“We believe shareholders will recognize that Bally’s extremely reasonable settlement offer clearly demonstrates the Company and its Board acted in good faith in responding to issues raised by our largest shareholder. The Board developed our proposal after our independent directors met with Pardus and listened carefully to their concerns,” said John W. Rogers, Jr., Lead Director. “It’s important to point out that we accommodated Pardus on the vast majority of their demands.”
Bally noted that its Board of Directors, over the past six weeks, made substantial efforts to address Pardus’ concerns, and that it was in agreement on most of the terms cited in Pardus’ letter to stockholders today. However, the remaining differences between the parties represent critical issues for all stockholders.
•	Board Composition — With regard to Board composition, the Company has agreed to three out of 10 members for Pardus, a number that is more than fair given their stake in the Company. Bally’s Board firmly urges shareholders to support the nomination of Eric Langshur, who heads the Company’s Audit Committee and has played such an important role in restoring credibility to Bally’s financials.

•	Special Committee – Bally has already offered the very committee Pardus’ letter seeks, fully empowered and constituted with independent directors, including Pardus’ nominees.

•	Equity Compensation – As announced yesterday, the Company has amended its proposed 2006 Omnibus Equity Compensation Plan to reduce the number of shares available under the Plan by more than 40% from 2.5 million shares to 1.75 million shares. Until the conclusion of the strategic process, Bally has agreed to restrict the use of those shares to incentive and inducement awards to retain key middle and lower level employees, not senior management.

•	Separation of Chairman and CEO – Bally believes that the creation of the Lead Director position is an effective corporate governance tool that has been successfully used by many companies to strengthen Board oversight. Bally’s Board believes that separating the positions of Chairman and CEO during this critical juncture — while the Company is in the midst of evaluating strategic alternatives regarding the possible sale, recapitalization or other potential transactions — would damage, not create, value.

•	Rights Plan — In exercising its fiduciary responsibilities on behalf of all shareholders, the Board continues to believe that amending Bally’s Shareholder Rights Plan (which will expire in July unless approved by shareholders) to enable a single investor group that already owns nearly 15% of the shares — and whose ultimate agenda remains undisclosed — to accumulate more stock would be unwise. Allowing Pardus and Liberation to together accumulate 35% of Bally’s stock would effectively give them a blocking position in the Company’s strategic process.
“Despite the many similarities in the two proposals, we continue to urge shareholders to carefully examine the facts as we approach our annual meeting, since the choice is clear. We ask shareholders to carefully consider the motives of each side, and understand that this Board has made a good faith attempt to accommodate Pardus over an extended period of discussions. We strongly encourage shareholders to support this Board and management team so that we can continue to pursue a plan that is clearly working to create long-term value for shareholders,” said Rogers.
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
# # #

EXHIBIT B
L&W Draft
01/05/06
BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
January __, 2006
Pardus European Special Opportunities Master Fund, L.P.
Pardus Capital A/C Pardus European Special Opportunities Master Fund, L.P.
Pardus Capital Management L.P.
Pardus Capital Management LLC
1001 Avenue of the Americas, Suite 1100
New York, New York 10018
Ladies and Gentlemen:
     This letter, if acknowledged and agreed by all of the signatories hereto, establishes certain agreements between Bally Total Fitness Holding Corporation, a Delaware corporation (the “Company”), and each of the addressees of this letter (collectively, “Pardus”), concerning the Annual Meeting of Stockholders of the Company presently scheduled to be held on January 26, 2006 (including any adjournments, postponements and special meetings called in lieu thereof, the “Meeting”) and certain related matters.
     Accordingly, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Composition of Board.
     (a) The Company hereby confirms that J. Kenneth Looloian has, at or prior to the effectiveness of this letter agreement, resigned his membership on the Board of Directors of the Company (the “Board”). Concurrently with the effectiveness of this letter agreement, the Company will increase the composition of the Board by one Class II directorship so that the total number of directors on the Board is 10, three of whom will be Class III directors, four of whom will be Class II directors and the remaining three of whom will be Class I directors. Concurrently with the effectiveness of this letter agreement, the Company will appoint Eric Langshur to Class II and will then immediately cause the appointment of Charles J. Burdick, Barry R. Elson and Don R. Kornstein to the Board to fill the three vacancies on the Board in Class III that will then be in existence.
     (b) In connection with the Meeting, the Company will nominate for election, recommend for election and vote the shares represented by proxies (excluding those that specifically indicate a vote to withhold authority with respect to any such nominee) granted to the Company by stockholders in connection with the Meeting in favor of the election of Messrs.

Bally Total Fitness Holding Corporation

Burdick, Elson and Kornstein (collectively, and including any Pardus replacement candidate(s) described in the last sentence of this paragraph, the “Specified Designees”) as Class III directors of the Company to hold office in accordance with the terms of the Amended and Restated Bylaws of the Company (“Bylaws”). In the event any Specified Designee is unable to run for election or serve as a director of the Company prior to the Meeting due to death, disability or an intervening event that makes service as a director reasonably inadvisable (for example, but not limited to, serious illness of a family member), the Company agrees that Pardus can select David R. Van Valkenburg as their substitute and that the Company will nominate for election, recommend for election and vote the shares represented by proxies (excluding those that specifically indicate a vote to withhold authority with respect to any such nominee) granted to the Company by stockholders in connection with the Meeting in favor of the election of Mr. Van Valkenburg.
     (c) For so long as any two Specified Designees are directors of the Company, the Company agrees that (i) the number of directors of the Board will not exceed 10 members, unless a strategic transaction involving the Company shall have been consummated pursuant to which the Company has agreed to increase the size of the Board, (ii) the Bylaws will contain provisions permitting special meetings of the Board to be called by the Chairman of the Board, the President or any two members of the Board, (iii) the Bylaws will require that the notice of any meeting of the Board stating the place, date and hour of the meeting need be given to each director by mail, telephone, telegram or facsimile transmission no less than 24 hours before the meeting, whether such meeting shall have been called by only two members of the Board or otherwise, unless at least one Specified Designee and one other director of the Board who is not a Specified Designee agree that a shorter notice period is appropriate for any particular meeting, and (iv) the Board will at all times cause one Specified Designee, as selected by the Nominating and Corporate Governance Committee of the Board in each case, to be a member of each committee of the Board in existence at any time other than the Strategic Process Committee (hereinafter defined) established for the purpose of overseeing the Strategic Process (hereinafter defined), which committee shall at all times include two Specified Designees as specified in Section 1(d) and the Compensation Committee, which shall include two Specified Designees; provided that no Specified Designee will be entitled to be (A) a member of any committee all of whose members are required by the then applicable rules of the New York Stock Exchange to be an independent director unless such Specified Designee has been determined to be an independent director in accordance with such rules; provided, that the Company hereby acknowledges that as of the date of this letter agreement, based solely on the information provided to the Board by Pardus in connection with the nomination of Messrs. Burdick, Elson and Kornstein, the Board has deemed each of Messrs. Burdick, Elson and Kornstein to be “independent” under the applicable rules of the New York Stock Exchange; or (B) a member of any committee formed exclusively for the purpose of evaluating and/or taking action with respect to (x) the ownership of, or exercise of rights with respect to, any equity or debt securities of the Company (“Company Securities”) by Pardus or any entity which beneficially owns Company Securities and as to which Pardus or any affiliates, officers or directors of Pardus (each, a “Pardus Person”), directly or indirectly, exercises, or shares the exercise of, voting or similar power over such Company Securities (the “Pardus Associates” and, collectively with Pardus, the “Restricted Group”), (y) the exercise of any of the Company’s rights or enforcement

Bally Total Fitness Holding Corporation

of any of the obligations of Pardus under this letter agreement, or (z) any transaction or action proposed by, or with, any member of the Restricted Group.
     (d) The Company hereby covenants and agrees that the Board shall promptly (and in any event within two business days of the date of the effectiveness of this letter agreement) form a committee of the Board for purposes of overseeing the Strategic Process (the “Strategic Process Committee”). The Company further agrees that the Strategic Process Committee will be delegated and may exercise the powers and authority of the Board in the management and conduct of the Strategic Process and shall report periodically or as the Board shall otherwise request as to material developments and decisions during such process and seek the advice of the full Board as to such matters (provided, that the parties hereto further acknowledge and agree that any definitive agreement contemplated to be entered into by the Company with respect to the Strategic Process shall require the approval of a majority of the full Board following the recommendation of the Strategic Process Committee), and each member of the Strategic Process Committee shall have complete and unfettered access to the Company’s legal and financial advisors. For the avoidance of doubt, it is understood and agreed that the Strategic Process Committee shall be empowered to retain such legal counsel, investment bankers, and other advisors as it shall deem necessary. The Strategic Process Committee shall at all times consist of six Board members, as determined by reference to the applicable rules of the New York Stock Exchange, and upon the formation of such committee the Board shall promptly appoint John W. Rogers, Jr., Eric Langshur, Adam Metz, Steven S. Rogers, Barry R. Elson and Don R. Kornstein to serve as the six committee members. The Board advises Pardus that, based upon information known to the Company as of the date of this letter agreement, Messrs. Elson and Kornstein are independent and disinterested for the purposes of serving on the Strategic Process Committee.
     (e) Prior to the next meeting of stockholders of the Company at which directors are to be elected following the Meeting (the “Next Succeeding Meeting”), the Company shall not amend its Bylaws to alter the notice periods for submitting nominations for directors for election to the Board or proposals for consideration at such meeting of the Company’s stockholders.
     (f) Pardus hereby covenants and agrees that it shall (i) promptly (and in any event within two business days of the date of the effectiveness of this letter agreement) publicly announce its opposition to the stockholder proposal first submitted by Liberation Investment Group LLC and certain of its affiliates and associates (collectively, “Liberation”) to the Company on November 21, 2005 (the “Liberation Proposal”) and (ii) promptly (and in any event within three business days of the date of the effectiveness of this letter agreement) (A) use all reasonable efforts to “solicit” (as such term is used in the proxy rules promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) proxies in opposition to the Liberation Proposal, (B) use all reasonable efforts to “solicit” (as such term is used in the proxy rules promulgated under the Exchange Act) proxies in support of the approval of the 2006 Omnibus Equity Compensation Plan and (C) appropriately amend its Proxy Statement on file with the Securities and Exchange Commission to effectuate and reflect such solicitations. Each of the Pardus entities will, and will cause all Pardus Associates to, as to all (i) shares of common stock of the Company (“Common Stock”) owned beneficially or of record by them as of the record date of the Meeting, (ii) shares of Common Stock with respect to which any of Pardus and the

Bally Total Fitness Holding Corporation

Pardus Associates have been granted discretionary authority to vote at the Meeting (solely to the extent of such authority) and (iii) shares of Common Stock represented by any proxies granted to any of Pardus and the Pardus Associates (to the extent permissible under the terms of such grants), (A) cause such shares to be present at the Meeting for purposes of establishing a quorum and (B) vote such shares in accordance with the recommendation of the Board with respect to the approval of the 2006 Omnibus Equity Compensation Plan, the Liberation Proposal and the ratification of the appointment of KPMG LLP as the independent auditor of the Company for the fiscal year ending on December 31, 2005 and on any other matters properly submitted for stockholder approval at the Meeting (it being understood the only proposals to be submitted for stockholder approval by the Company at the Meeting will pertain to the 2006 Omnibus Equity Compensation Plan and the ratification of the appointment of KPMG LLP as the independent auditor of the Company for the fiscal year ending on December 31, 2005). Notwithstanding anything herein to the contrary, the preceding two sentences of this Section 1(f) will be of no force and effect if the Company shall have materially breached Sections 1 or 7 of this letter agreement and failed to cure such breach within five business days after receipt of written notice thereof. Except as set forth herein and as disclosed in the Company’s Preliminary Proxy Statement filed with the Securities and Exchange Commission on December 6, 2005 (without giving effect to any amendments to such Preliminary Proxy Statement), the Company hereby covenants and agrees that it will not include any additional stockholder proposals or other matters for stockholder approval in the Company’s definitive proxy materials filed with the Securities and Exchange Commission and mailed to Company stockholders in connection with the Meeting or otherwise raise any such additional stockholder proposals from the floor on the day of the Meeting.
     (g) The Company advises and Pardus acknowledges that a Lead Director of the Board will be appointed contemporaneously with the effectiveness of this letter agreement.
     2. Equity Compensation Grants. Until the tenth business day after two Specified Designees are appointed to the Compensation Committee of the Board, the Compensation Committee shall not approve any grant of equity incentives to any named executive officer or employee of the Company after the date hereof and the Company represents that no such grant has been made since November 29, 2005 and prior to the date hereof to any senior management employee. The Company agrees that it will not, prior to June 30, 2006, grant any equity incentive awards other than (i) in the ordinary course as to scale and terms pursuant to new hires or promotions and (ii) pursuant to a retention and/or incentive program approved by the Compensation Committee implemented in connection with the Strategic Process.
     3. Standstill.
     (a) Except to the extent otherwise provided in this Section 2, commencing on the effectiveness of this letter agreement and ending on the earliest to occur of (i) 5:00 p.m. (EST) 210 days after the date hereof, (ii) the date of the execution of any definitive documentation with respect to a strategic transaction involving the Company, such as a merger, recapitalization, purchase or sale of a substantial portion of the Company’s consolidated assets or more than 15% of its outstanding equity securities effected as a result of that certain exploration of strategic alternatives to enhance stockholder value previously announced by the Company (the “Strategic

Bally Total Fitness Holding Corporation

Process”), and (iii) 70 days preceding the Next Succeeding Meeting, Pardus will not, and will cause the Restricted Group not to, directly or indirectly, (A) engage or “participate” in any “solicitation” (as such terms are used in the proxy rules promulgated under the Exchange Act, but disregarding the exclusion in clause (iv) of Rule 14a-1(l)(2) but including any exempt solicitation pursuant to Rule 14a-2(b)(1) or (2)), submit any proposal (including nominations of director candidates) for consideration at any annual or special meeting of the stockholders of the Company (including pursuant to Rule 14a-8 promulgated under the Exchange Act) or publicly state a position on any matter which is the subject of a stockholder proposal other than in accordance with the recommendation of the Board as to such proposal, (B) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) (other than a group consisting solely of members of the Restricted Group) with respect to any Common Stock which proposes to take any action or enter into any transaction that is prohibited by this paragraph, nor will they provide any financing to any such group for any such purpose, (C) make any plan concerning, propose or engage in any action or transaction described in any of paragraphs (a) through (j) of Item 4 of Schedule 13D promulgated by the Securities and Exchange Commission (a “Schedule 13D Transaction”), (D) file any additional amendment to the Schedule 13D previously filed by Pardus with the Securities and Exchange Commission indicating that any member of the Restricted Group has a plan or proposal to engage in, or that it has engaged in, (x) any action that violates or would violate any of the foregoing clauses (A) through (C) or (y) a Schedule 13D Transaction (other than an amendment filed following the execution and delivery of this letter agreement announcing such execution and delivery, subsequent filings necessitated by the terms of this letter agreement and actions by the parties hereunder, subsequent filings to report the participation of any member of the Restricted Group in the Strategic Process, or any filing required by law that relates to any action taken that is not a violation of the terms of this letter agreement) or (E) make any public statement in opposition to or denigration of the Board or management of the Company, including without limitation, with respect to the operation of the Company or the conduct of the Strategic Process. During the period that the prohibitions in this Section 2(a) applicable to Pardus and the Restricted Group are in effect, the Company agrees that no representative of the Company will make any public statement in opposition to or denigration of Pardus or any member of the Restricted Group, individually or collectively, and the Company hereby agrees to be responsible for any breach of this sentence.
     (b) Notwithstanding anything herein to the contrary, Pardus shall be permitted to participate in the Strategic Process (alone or as part of a “group” (as defined in Section 13(d)(3) of the Exchange Act)) on terms and subject to conditions offered to other third party potential investors, lenders, acquirers or other strategic partners, as the case may be, in any such process or in any other process by which the Company engages in similar discussions relating to a strategic transaction, and, if Pardus is required to be subject to any additional “standstill” agreement in connection with any such strategic process, the term of such standstill shall not extend beyond the earliest to occur of the matters described in clauses (i) through (iii) of Section 3(a) hereof. Nothing herein shall in any way prohibit any member of the Restricted Group at any time from acquiring or disposing of Company Securities in the ordinary course of business (including complying with any requirements of applicable law in making public disclosure of any such acquisition or disposition of Company Securities) or engaging in any non-public discussion or

Bally Total Fitness Holding Corporation

communication on any topic pertaining to the Company with any member of the Board or management of the Company; provided that no such discussion or communication is required by any applicable law or regulation to be disclosed publicly by any party or is disclosed by any member of the Restricted Group.
     4. Succeeding Annual Meeting. The Company will cause the Next Succeeding Meeting to be held on or prior to December 15, 2006. The Company will deliver notice to Pardus of the date of the Next Succeeding Meeting no later than 90 days prior to the date of the meeting and the Company shall take all necessary actions to provide proper advance notice of such meeting in compliance with the Bylaws; provided that, if the Company intends to seek stockholder approval of any strategic transaction at the Next Succeeding Meeting, then the Company may deliver such notice to Pardus no later than 60 days prior to such date if earlier notice would not be practicable in the circumstances.
     5. Termination of Board Service. Messrs. Burdick, Elson and Kornstein will agree to resign their Board seats (by form of advance resignation letter provided upon their appointment), in such order as Pardus may determine, as follows: (i) one of their respective Board seats on the first date on which the members of the Restricted Group sell, transfer or otherwise dispose of any or all of their Common Stock such that the Restricted Group’s aggregate beneficial ownership of the then outstanding shares of Common Stock (as determined in accordance with Rule 13d-3 under the Exchange Act) is reduced below 10% of the then outstanding shares, (ii) each of their respective Board seats on the first date on which the members of the Restricted Group sell, transfer or otherwise dispose of any or all of the Common Stock such that the Restricted Group’s beneficial ownership of the then outstanding shares of Common Stock (as determined in accordance with Rule 13d-3 under the Exchange Act) is reduced below 5% of the then outstanding shares, (iii) each of their respective Board seats on the fifth business day after receipt of written notice from Bally of any material violation of the terms of this letter agreement by any member of the Restricted Group if such breach shall not have been cured by such date and (iv) if any strategic transaction involving the Company shall have been consummated pursuant to which the Company shall have agreed to cause any directors of the Board to resign, such number of their then-existing Board seats required to effect a reduction in the number of Specified Designees on the Board that is proportionate to the percentage of total directors of the Board then-resigning in connection with such transaction.
     6. Additional Company Representations and Warranties. The Company hereby represents and warrants to Pardus as follows:
     (a) the execution and delivery of this letter agreement by the Company and Pardus does not constitute a “Trigger Event” under that certain stockholder rights plan adopted by the Board on October 18, 2005 and evidenced by that certain Rights Agreement, dated as of October 18, 2005, between the Company and LaSalle Bank National Association, as rights agent (the “Rights Agreement”);
     (b) the Board has reviewed this letter agreement and authorized the undersigned duly authorized signatory of the Company to execute and deliver this letter agreement on behalf of the

Bally Total Fitness Holding Corporation

Company and the Board has expressly authorized the Company to perform all of its obligations set forth in this letter agreement;
     (c) this letter agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms;
     (d) no person or entity other than Pardus has nominated any candidate for election to the Board at the Meeting, either pursuant to the terms and subject to the conditions of Article 3, Section 1 of the Bylaws or in connection with any waiver granted by the Company of the applicable provisions of the Bylaws; and
     (e) upon their respective appointments to the Board in accordance with the terms of this letter agreement, each of Messrs. Burdick, Elson and Kornstein shall have been appointed to the Board by majority vote of all current directors of the Board.
     7. Rights Agreement. The Board will not at any time assert that the recommendation to Pardus by Liberation of Mr. Kornstein as a possible candidate for the Board in and of itself constituted a “Trigger Event” under the Rights Agreement.
     8. Withdrawal of Stockholder Proposal and Proxy Statement. In consideration of the performance by the Company of its obligations contained herein and upon the effectiveness of this letter agreement and the appointment of each of the Specified Designees to the Board, Pardus shall be deemed to have withdrawn (without any further action by any party) its proposal for consideration at the Meeting previously submitted to the Company on November 17, 2005, as revised and submitted to the Company on November 18, 2005, and Pardus shall promptly withdraw the Preliminary Proxy Statement filed with the Securities and Exchange Commission on December 6, 2005, as amended on December 9, 2005.
     9. Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
     10. Waiver of Jury Trial. Each of the parties to this letter agreement, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this letter agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party except by a written instrument executed by all parties.
     11. Publicity. The only public announcement of this letter agreement (other than the Schedule 13D amendments referenced above) shall be made by the Company (the “Announcement”), which shall recite the essential terms of this letter agreement and express the Board’s and the other parties’ satisfaction with the outcome and the desire to move forward

Bally Total Fitness Holding Corporation

rapidly and successfully with the strategic process previously announced. The Schedule 13D amendments by Pardus may also make reference to the foregoing, and neither Pardus nor Bally shall make any public statement or statement to any stockholder except statements wholly consistent with the substance and tenor of the Announcement. The Announcement shall be in form and substance as reasonably agreed to by each of the Company and Pardus prior to being issued.
     12. Construction. The parties have participated jointly in the negotiation and drafting of this letter agreement. In the event an ambiguity or question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this letter agreement. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this letter agreement. Terms defined in the singular shall include the plural, and vice versa, and pronouns in any gender shall include the masculine, feminine, and neuter, as the context requires. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation, and use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. All references to a “Section” refer to the sections of this letter agreement, and all references to an “Exhibit” refer to the documents attached to this letter agreement, unless the context otherwise requires.
     13. Specific Enforcement; Legal Effect. The Company agrees that breach of this letter agreement by the Company could result in irreparable injury to Pardus and that money damages would not be an adequate remedy for such breach. Accordingly, without prejudice to the rights and remedies otherwise available to Pardus, Pardus shall be entitled to seek specific performance and equitable relief by way of injunction or otherwise if the Company or any representative of the Company breaches or threatens to breach any of the provisions of this letter agreement. It is further understood and agreed that no failure or delay by Pardus or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This letter agreement contains the entire agreement between the parties hereto concerning the matters addressed herein. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon any party hereto, unless approved in writing by each such party.
     14. Further Assurances. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this letter agreement. If any further action is necessary or desirable to carry out the purposes of this letter agreement, each of the parties shall take all such necessary action.
     15. Complete Agreement. This letter agreement contains the entire agreement among the parties and supersedes any prior understanding or agreements among them respecting any matter covered by this letter agreement.

Bally Total Fitness Holding Corporation

     16. Severability. If any provision of this letter agreement is or becomes invalid, illegal or unenforceable in any jurisdiction for any reason, such invalidity, illegality or unenforceability shall not affect the remainder of this letter agreement, and the remainder of this letter agreement shall be construed and enforced as if such invalid, illegal or unenforceable portion were not contained herein.
     17. Counterparts. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.
* * *
[Signature page follows]

Bally Total Fitness Holding Corporation

     If you are in agreement with the foregoing, please execute the counterpart of this letter agreement provided for such purpose and return an executed copy to the Company at the address first set forth above at which time this letter agreement shall be binding upon each of the parties hereto.

By order of the Board of Directors: BALLY TOTAL FITNESS HOLDING CORPORATION
By:
Name:
Title:

ACCEPTED AND AGREED:

PARDUS EUROPEAN SPECIAL
OPPORTUNITIES MASTER FUND L.P.

By: Pardus Capital Management L.P.,
its Investment Manager
By: Pardus Capital Management LLC,
its general partner
By:
Name: Karim Samii
Title: Sole Member
PARDUS CAPITAL A/C PARDUS EUROPEAN
SPECIAL OPPORTUNITIES MASTER FUND L.P.
By:
Name: Karim Samii
Title: Sole Member

Bally Total Fitness Holding Corporation

PARDUS CAPITAL MANAGEMENT L.P.
By: Pardus Capital Management LLC,
its general partner
By:
Name: Karim Samii
Title: Sole Member

PARDUS CAPITAL MANAGEMENT LLC
By:
Name: Karim Samii
Title: Sole Member
Dated: January __, 2006